Exhibit 10.2

EXECUTION VERSION

GPMT 2021-FL3, LTD.,
as Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Preferred Share Paying Agent,

and

MAPLESFS LIMITED,
as Preferred Share Registrar and Administrator

PREFERRED SHARE PAYING AGENCY AGREEMENT

Dated as of May 14, 2021

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ARTICLE VI. [RESERVED]		23

ARTICLE VII. MISCELLANEOUS PROVISIONS		23

Section 7.1.	Amendment	23
Section 7.2.	Notices; Rule 17g-5 Procedures	24
Section 7.3.	Governing Law; Waiver of Jury Trial	24
Section 7.4.	Submission to Jurisdiction	25
Section 7.5.	Non-Petition; Limited Recourse	25
Section 7.6.	No Partnership or Joint Venture	26
Section 7.7.	Counterparts	26

Exhibit A	Form of Preferred Share
Exhibit B-1	Form of Transferee Certificate for Transfers of EHRI
Exhibit B-2	Form of Transferor Certificate for Transfers of EHRI
Schedule I	Representations, Warranties and Agreements

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This PREFERRED SHARE PAYING AGENCY AGREEMENT (this “Agreement”) is dated as of May 14, 2021, by and among GPMT 2021-FL3, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as paying agent and transfer agent for the Preferred Shares (in such capacities, the “Preferred Share Paying Agent”), and MAPLESFS LIMITED, a licensed trust company incorporated in the Cayman Islands, as administrator (in such capacity, the “Administrator”) and share registrar for the Preferred Shares (in such capacity, the “Preferred Share Registrar”).

PRELIMINARY STATEMENT

As authorized by the Issuer and permitted under the terms of the Issuer’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) as may be hereafter amended and in effect from time to time, the Issuer has a duly authorized share capital consisting of 250 ordinary voting shares, par value U.S.$1.00 per share, all of which will have been issued by the Issuer and are outstanding on the Closing Date, and 61,780.893 Preferred Shares, consisting of (i) 61,778.893 shares of Class P Preferred Shares (the “Class P Preferred Shares”), having a par value U.S.$0.001 per share and with an aggregate liquidation preference and notional amount equal to U.S.$1,000 per share; (ii) one share of Class X Preferred Shares (the “Class X Preferred Shares”), having a par value U.S.$0.001 per share and with an aggregate notional amount equal to the Class X Preferred Share Notional Amount (as defined herein) and a liquidation preference equal to U.S.$1,000 per share and (iii) one share of Class R Preferred Shares (the “Class R Preferred Shares”), having a par value U.S.$0.001 per share and with an aggregate liquidation preference and notional amount equal to U.S.$1,000 per share (the Class P Preferred Shares, the Class X Preferred Shares and the Class R Preferred Shares are collectively referred to herein as the “Preferred Shares”), all of which have been authorized and all of which will have been issued on the date hereof on the terms and provisions set forth herein. The distributions on each of the Preferred Shares will be payable in accordance with the Memorandum and Articles, the Indenture (as defined below), and this Agreement. The Issuer has entered into this Agreement to provide for the payment of such distributions. Additionally, any excess inclusion calculations for U.S. federal income tax purposes shall be based on the distribution entitlements of each class of Preferred Shares as set forth herein.

All representations, covenants and agreements made herein by the Issuer and the Preferred Share Paying Agent are for the benefit of the Holders. The Issuer is entering into this Agreement, and the Preferred Share Paying Agent, the Administrator and the Preferred Share Registrar are accepting their obligations hereunder, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

ARTICLE I.

DEFINITIONS

Section 1.1.      Definitions.

Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture and, if not defined therein, in the Memorandum and Articles, and are incorporated by reference herein. As used herein, the following terms have the following respective meanings and the definitions of such terms are equally applicable both in the singular and the plural forms of such terms and in the masculine, feminine and neuter genders of such terms:

“Administrator”: The meaning set forth in the preamble of this Agreement.

“Affiliate” or “Affiliated”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that neither the Administrator nor any other company, corporation or person to which the Administrator provides directors and/or administrative services and/or acts as share trustee shall be an Affiliate of the Issuer or Co-Issuer.

“Agreement”: The meaning set forth in the Preliminary Statement to this Agreement.

“AML Compliance”: Compliance with the Cayman AML Regulations.

“Authorized Denomination”: Any integral number of Preferred Shares equal to or greater than 250 shares and integral multiples of one share in excess thereof.

“Available Funds”: With respect to each Payment Date, the amount (if any) of distributions received by the Preferred Share Paying Agent from or on behalf of the Issuer or the Trustee under the Priority of Payments under the Indenture for payments on the Preferred Shares.

“Bank”: Wells Fargo Bank, National Association, a national banking association.

“Benefit Plan Investor”:  (A) An “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (B) a “plan” (including an individual retirement account or a “Keogh” plan) within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, or (C) any entity whose underlying assets include “plan assets” under the Plan Asset Regulation by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Business Day”: Each Business Day under the Indenture.

“Cayman AML Regulations”: The Anti-Money Laundering Regulations (As Revised) and The Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands, each as amended and revised from time to time.

“Class P Preferred Shares”: The Class P Preferred Shares issued by the Issuer pursuant to the Memorandum and Articles.

“Class P Preferred Share Notional Amount”: $61,778,893, less the amount of any Principal Proceeds distributed to the holders of the Class P Preferred Shares in accordance with Section 3.1(g) hereof on any Payment Date.

“Class P Preferred Shares Stated Redemption Price”: The meaning set forth in Section 3.1(a) hereof.

“Class R Preferred Share”: The Class R Preferred Shares issued by the Issuer pursuant to the Memorandum and Articles.

“Class X Preferred Share”: The Class X Preferred Shares issued by the Issuer pursuant to the Memorandum and Articles.

“Class X Preferred Rate”: With respect to any Payment Date, a per annum rate (greater than or equal to zero) equal to: (a)(i) the total amount of Interest Proceeds available for actual payment to the holders of the Notes and the Preferred Shares on such Payment Date less (ii) the total amount of Interest Proceeds distributed on such Payment Date to the holders of the Notes and the Class P Preferred Shares, divided by (b) the outstanding Class X Preferred Share Notional Amount, expressed as a percentage and as an annualized rate on an actual/360 basis in order to produce the aggregate amount of interest described in clause (a) to accrue on the outstanding Class X Preferred Share Notional Amount during the related Interest Accrual Period.

“Class X Preferred Shares Notional Amount”: The meaning set forth in Section 3.1(b) hereof.

“Closing Date”: May 14, 2021.

“Co-Issuer”: GPMT 2021-FL3 LLC, a Delaware limited liability company.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Credit Risk Retention Rules”: The final rule that was promulgated to implement Regulation RR (17 C.F.R. Part 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission and the Department of Housing and Urban Development in the adopting release (79 F.R. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“Designated Transaction Representative”: The meaning set forth in the Indenture.

“EHRI”: The Preferred Shares, which are retained by the Retention Holder on the Closing Date.

“EHRI Transfer Restriction Period”: The period from the Closing Date to the latest of (i) the date on which the total unpaid principal balance of the Collateral Interests has been reduced to 33% or less of the Aggregate Principal Balance of the Closing Date Collateral Interests; (ii) the date on which the total outstanding principal amount or notional amount, as applicable, of the Securities has been reduced to 33% or less of the total outstanding principal amount or notional amount, as applicable, of the Securities as of the Closing Date; or (iii) two years after the Closing Date. However, if the Credit Risk Retention Rules are modified or repealed, the Securitization Sponsor may choose to comply with such Credit Risk Retention Rules as are then in effect.

“FATCA”: The meaning set forth in the Indenture.

“Holder”: With respect to any Preferred Shares, the Person in whose name such Preferred Shares are registered in the Preferred Share Register.

“Holder AML Obligations”: The obligations of each Holder of the Preferred Shares to (i) provide the Issuer or its agents with such information and documentation that may be required for the Issuer to achieve AML Compliance and (ii) update or replace such information or documentation as may be necessary.

“Indenture”: The indenture, dated as of the date hereof, among the Issuer, the Co-Issuer, GPMT Seller LLC as advancing agent, Wilmington Trust, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, National Association, as note administrator, paying agent, calculation agent, transfer agent, authenticating agent, custodian, backup advancing agent, note registrar and designated transaction representative, as amended from time to time in accordance with the terms thereof.

“Investment Company Act”: Investment Company Act of 1940, as amended.

“Issuer Order”: A written order or request dated and signed in the name of the Issuer by an Authorized Officer of the Issuer.

“Majority”: The Holders of more than 50% of the aggregate outstanding Preferred Shares.

“Memorandum and Articles”: The meaning set forth in the Preliminary Statement to this Agreement.

“Non-Permitted AML Holder”: The meaning set forth in the Indenture.

“Non-Permitted Holder”: (a) Any U.S. Person that becomes the beneficial owner of any Preferred Shares or interest in Preferred Shares and is not a Qualified Institutional Buyer and a Qualified Purchaser, (b) any Person for which the representations made, or deemed to be made, by such Person for purposes of ERISA, Section 4975 of the Code or applicable Similar Law in any representation letter or Purchaser Certificate, or by virtue of deemed representations are or become untrue, (c) any Benefit Plan Investor or (d) a Non-Permitted AML Holder.

“Notes”: The Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes, collectively, authorized by, and authenticated and delivered under, the Indenture.

“Ordinary Shares”: The 250 ordinary shares, U.S.$1.00 par value per share, of the Issuer which have been issued by the Issuer and are outstanding from time to time.

“Payment Date”: Each Payment Date under the Indenture (including the Stated Maturity Date and any Redemption Date).

“Plan Asset Regulation”: U.S. Department of Labor regulations 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Preferred Share Certificate”: Any Preferred Share represented by a physical certificate in definitive, fully registered, certificated form set forth in Exhibit A.

“Preferred Share Distribution Account”: The meaning set forth in Section 3.3.

“Preferred Share Paying Agent”: The Bank, solely in its capacity as Preferred Share Paying Agent under this Agreement, unless a successor Person shall have become the Preferred Share Paying Agent pursuant to the applicable provisions of this Agreement, and thereafter “Preferred Share Paying Agent” shall mean such successor Person.

“Preferred Share Register”: The register of members of the Issuer maintained by the Preferred Share Registrar.

“Preferred Shares”: The meaning set forth in the Preliminary Statement to this Agreement.

“Privacy Notice”: A notice substantially in the form attached as an exhibit to the Subscription Agreement.

“Purchaser”: Each purchaser of an interest in Preferred Shares, including any account for which it is acting.

“Purchaser Certificate”: A certificate substantially in the form attached as an exhibit to the Subscription Agreement, duly completed as appropriate.

“Qualified Institutional Buyer”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Preferred Shares, is a qualified institutional buyer within the meaning of Rule 144A.

“Qualified Purchaser”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Preferred Shares, is a qualified purchaser within the meaning of the Investment Company Act.

“Record Date”: Each Record Date under the Indenture.

“Redemption Date”: The meaning set forth in the Indenture.

“Redemption Price”: The Redemption Price for the Preferred Shares calculated in accordance with the procedures set forth in the Indenture.

“Retention Holder”: GPMT CLO Holdings LLC, a Delaware limited liability company.

“Rule 144A Information”: The meaning set forth in Section 4.4.

“Securities Act”: The Securities Act of 1933, as amended.

“Securitization Sponsor”: Granite Point Mortgage Trust Inc., a Maryland corporation.

“Similar Law”: Any federal, state, local or other law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Specified Person”: The meaning set forth in Section 2.2(g).

“Subscription Agreement”: The Junior Note and Preferred Share Subscription Agreement, dated as of the date hereof, between the Issuer and the Retention Holder, as amended from time to time in accordance with the terms thereof.

“U.S. Person”: As defined in Regulation S under the Securities Act.

Section 1.2.      Rules of Construction.

(a)            The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(b)            References to Preferred Shares and Certificates shall, when the context requires, be construed to mean the Preferred Share Certificate representing the same.

ARTICLE II.

THE PREFERRED SHARES

Section 2.1.      Form of Preferred Shares.

The Preferred Shares shall be represented by a physical certificate and issued in the form of definitive, fully registered securities. The Preferred Share Certificates shall be duly executed by the Issuer or the Administrator on its behalf (and, with respect to any Preferred Share Certificate issued after the Closing Date, shall additionally be executed by the Preferred Share Paying Agent) and delivered by the Preferred Share Paying Agent as hereinafter provided.

Section 2.2.      Execution; Delivery; Dating and Cancellation.

(a)            Any Preferred Share Certificates shall be executed on behalf of the Issuer by one or more Authorized Officers of the Issuer (or by the Administrator on the Issuer’s behalf). The signature of such Authorized Officer on a Preferred Share Certificate shall be manual and may not be a facsimile or other electronic transmission (including a Portable Document Format (PDF) copy sent by email).

(b)            Preferred Share Certificates bearing the signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the delivery of such Preferred Share Certificates or did not hold such offices at the date of issuance of such Preferred Shares.

(c)            At any time and from time to time after the execution of this Agreement, the Issuer may deliver Preferred Share Certificates executed by the Issuer to the Preferred Share Paying Agent for authentication, and the Preferred Share Paying Agent, upon Issuer Order, shall authenticate and deliver such Preferred Share Certificates as directed by the Issuer.

(d)            All Preferred Share Certificates authenticated and delivered by the Preferred Share Paying Agent upon Issuer Order on the Closing Date shall be dated on the Closing Date. All other Preferred Share Certificates that are authenticated after the Closing Date for any other purpose under this Agreement shall be dated on the date of their execution.

(e)            No Preferred Share Certificate (other than the Preferred Share Certificate issued on the Closing Date) shall be entitled to any benefit under this Preferred Share Paying Agency Agreement or be valid or obligatory for any purpose, unless there appears on such Preferred Share Certificate a Preferred Share Certificate of Authentication, substantially in the form provided for herein, executed by the Preferred Share Paying Agent by the manual signature of one of their Authorized Officers and executed by the Issuer, and such certificate upon any Preferred Share Certificate shall be conclusive evidence, and the only evidence, that such Preferred Share Certificate has been duly authenticated and delivered hereunder.

(f)            All Preferred Share Certificates surrendered for registration of transfer or exchange, or deemed lost or stolen, shall, if surrendered to any Person other than the Preferred Share Paying Agent, be delivered to the Preferred Share Paying Agent, and shall promptly be canceled. No Preferred Share Certificates shall be issued in lieu of or in exchange for any Preferred Share Certificates canceled as provided in this Section 2.2(f), except as expressly permitted by this Agreement. All canceled Preferred Share Certificates held by the Preferred Share Paying Agent shall be destroyed or held by the Preferred Share Paying Agent in accordance with its standard retention policy.

(g)            If (i) any mutilated or defaced Preferred Share Certificate is surrendered to the Preferred Share Paying Agent, or if there shall be delivered to the Issuer or the Preferred Share Paying Agent (each, a “Specified Person”) evidence to their reasonable satisfaction of the destruction, loss or theft of any Preferred Share Certificate, and (ii) there is delivered to each Specified Person such security or indemnity as may be required by each Specified Person to save each of them and any agent of any of them harmless, then, in the absence of notice to the Specified Persons that such Preferred Share Certificate has been acquired by a bona fide purchaser, the Issuer shall execute in lieu of any such mutilated, defaced, destroyed, lost or stolen Preferred Share Certificate, a new Preferred Share Certificate, of like tenor (including the same date of issuance) and equal notional amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Preferred Share Certificate and bearing a number not contemporaneously outstanding.

If, after delivery of such new Preferred Share Certificate, a bona fide purchaser of the predecessor Preferred Share Certificate presents for payment, transfer or exchange such predecessor Preferred Share Certificate, any Specified Person shall be entitled to recover such new Preferred Share Certificate from the Person to whom it was delivered or any Person taking therefrom, and each Specified Person shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by such Specified Person in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Preferred Share Certificate has become due and payable, the Issuer, in its discretion may, instead of issuing a new Preferred Share Certificate, pay such Preferred Share Certificate without requiring surrender thereof except that any mutilated or defaced Preferred Share Certificate shall be surrendered.

Upon the issuance of any new Preferred Share Certificate under this Section 2.2(g), the Issuer may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Preferred Share Paying Agent) connected therewith.

Every new Preferred Share Certificate issued pursuant to this Section 2.2(g) in lieu of any mutilated, defaced, destroyed, lost or stolen Preferred Share Certificate shall constitute an original additional contractual obligation of the Issuer, and such new Preferred Share Certificate shall be entitled, subject to this Section 2.2(g), to all the benefits of this Agreement equally and proportionately with any and all other Preferred Share Certificates duly issued hereunder.

The provisions of this Section 2.2(g) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Preferred Share Certificates.

Section 2.3.      Registration.

(a)            The Issuer shall keep or cause to be kept the Preferred Share Register in which, subject to such reasonable regulations as it may prescribe, the Preferred Share Registrar shall provide for the registration of holders of, and the registration of transfers and exchanges of, Preferred Shares and Ordinary Shares. The Administrator is hereby initially appointed as agent of the Issuer to act as the “Preferred Share Registrar” for the purpose of maintaining the Preferred Share Register and registering and recording in the Preferred Share Register the Preferred Shares

and transfers of such Preferred Shares as herein provided. Upon any resignation or removal of the Preferred Share Registrar, the Issuer shall promptly appoint a successor. The Preferred Share Paying Agent shall promptly provide the Preferred Share Registrar with all information necessary to prepare and maintain the Preferred Share Register (upon receipt by the Preferred Share Paying Agent thereof). The Preferred Share Registrar shall be entitled to rely on such information provided to it pursuant to the preceding sentence without any liability on its part.

(b)            The Preferred Share Paying Agent shall maintain a duplicate share register and shall be entitled to conclusively rely on such duplicate share register for the purpose of payment on the Preferred Shares. The Preferred Share Paying Agent shall have the right to inspect the Preferred Share Register at all reasonable times and to obtain copies thereof and the Preferred Share Paying Agent shall have the right to rely upon a certificate executed on behalf of such Preferred Share Registrar by an Authorized Officer thereof as to the names and addresses of the Holders and the numbers of such Preferred Shares. If either party becomes aware of any discrepancies between the Preferred Share Register and the duplicate share register, it shall promptly inform the other of the same and the Preferred Share Registrar and the Preferred Share Paying Agent shall cooperatively ensure that the Preferred Share Register and the duplicate share register are reconciled in a timely manner and in any case prior to the next Record Date. Notwithstanding anything to the contrary herein, the Preferred Share Paying Agent shall have no duty to monitor or determine whether any discrepancies exist between the two registers.

Section 2.4.      Registration of Transfer and Exchange of Preferred Shares.

(a)            Subject to this Section 2.4 and Section 2.5, upon surrender for registration of transfer of any Preferred Share Certificates at the offices of the Preferred Share Paying Agent in compliance with the restrictions set forth in any legend appearing on any such Preferred Share Certificate, the Preferred Share Paying Agent shall, upon receipt of all related transfer exhibits, authenticate such Preferred Share Certificate and deliver such Preferred Share Certificate (together with any related transfer exhibits) to the Issuer (or to the Administrator on its behalf) for execution. Upon execution of the Preferred Share Certificate by the Issuer (or the Administrator on its behalf), the Issuer shall deliver the Preferred Share Certificate to the Preferred Share Paying Agent, and the Preferred Share Paying Agent shall deliver, in the name of the designated transferee or transferees, one or more new Preferred Share Certificates, each in an Authorized Denomination, of like terms and of a like number.

(b)            Subject to this Section 2.4 and Section 2.5, at the option of the Holder, Preferred Shares may be exchanged for Preferred Shares, each in an Authorized Denomination, of like terms and of like number upon surrender of the related Preferred Share Certificate at such office as the Preferred Share Paying Agent may designate for such purposes. Whenever any Preferred Share Certificate is surrendered for exchange, the Preferred Share Paying Agent shall authenticate such Preferred Share Certificate and thereafter deliver such Preferred Share Certificate to the Issuer for execution (together with any related transfer exhibits). Upon execution of the Preferred Share Certificate by the Issuer (or the Administrator on its behalf), the Issuer shall deliver the Preferred Share Certificate to the Preferred Share Paying Agent, and the Preferred Share Paying Agent shall deliver such Preferred Share Certificate to the Holder making the exchange.

(c)            Preferred Share Certificates representing Preferred Shares issued upon any registration of transfer or exchange of Preferred Shares shall represent equity interests of the Issuer entitled to the same benefits under this Agreement and the Memorandum and Articles as the Preferred Shares represented by the Preferred Share Certificate surrendered upon such registration of transfer or exchange.

(d)            All Preferred Share Certificates presented or surrendered for registration of transfer or exchange shall be accompanied by an assignment form and a written instrument of transfer each in a form satisfactory to the Issuer and the Preferred Share Paying Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(e)            No service charge shall be made to a Holder for any registration of transfer or exchange of Preferred Shares, but the Preferred Share Paying Agent may require payment of a sum sufficient to cover the expenses of delivery (if any) not made by regular mail or any tax or other governmental charge payable in connection therewith.

(f)            The Issuer, the Preferred Share Paying Agent, the Preferred Share Registrar, and any agent of the Issuer, the Preferred Share Paying Agent or the Preferred Share Registrar shall treat the Person in whose name any Preferred Shares are registered on the Preferred Share Register as the owner of such Preferred Shares on the applicable Record Date for the purpose of receiving payments in respect of such Preferred Shares and on any other date for all other purposes whatsoever, and none of the Issuer, the Preferred Share Paying Agent, the Preferred Share Registrar or any agent of the Issuer, the Preferred Share Paying Agent or the Preferred Share Registrar shall be affected by notice to the contrary.

Section 2.5.      Transfer and Exchange of Preferred Shares.

(a)            Restrictions on Transfer.

(i)            As long as any Note is outstanding, the Preferred Shares and the Ordinary Shares shall not be transferred, pledged or hypothecated (whether by means of actual transfer or a transfer of beneficial ownership for U.S. federal income tax purposes) to any other person or entity (except to an affiliate that is directly or indirectly wholly-owned by GPMT CLO REIT LLC (“Sub-REIT”) and is disregarded for U.S. federal income tax purposes as an entity separate from Sub-REIT) unless the Issuer receives an opinion of Dechert LLP, Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized tax counsel experienced in such matters that such transfer, pledge or hypothecation will not cause the Issuer to be treated as a foreign corporation engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise to become subject to U.S. federal income tax on a net basis (or has previously received an opinion of Dechert LLP, Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized tax counsel experienced in such matters that the Issuer will be treated as a foreign corporation that is not engaged in a trade or business in the United States for U.S. federal income tax purposes), which opinion may be conditioned, in each case, on compliance with certain restrictions on the investment or other activities of the Issuer and the Servicer on behalf of the Issuer.

(ii)            No Preferred Shares may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act and is exempt under applicable securities laws of any state or other jurisdiction of the United States.

(iii)            At all times, if a sale or transfer (including without limitation, by pledge or hypothecation) of all or a portion of the EHRI is to be made, then the Preferred Share Registrar and the Preferred Share Paying Agent shall refuse to register such sale or transfer unless:

(A)            such sale or transfer is to a “majority-owned affiliate,” as such term is defined in the Credit Risk Retention Rules, of the Securitization Sponsor;

(B)            such sale or transfer will occur after the termination of the EHRI Transfer Restriction Period; or

(C)            the Issuer, the Preferred Share Paying Agent and the Preferred Share Registrar receives an opinion of Dechert LLP or another nationally recognized securities law counsel experienced in such matters that such sale or transfer will not result in a violation of the Credit Risk Retention Rules or that the Credit Risk Retention Rules no longer apply to such sale or transfer.

In connection with any sale or transfer pursuant to clause (A) or (B) above, the Preferred Share Paying Agent and the Preferred Share Registrar shall refuse to register such transfer unless, in addition to a Purchaser Certificate, it receives (and, upon receipt, may conclusively rely upon) (x) a certificate from the prospective transferee substantially in the form attached hereto as Exhibit B-1, which certificate must be countersigned by the Securitization Sponsor and (y) a certificate from the Holder desiring to effect such sale or transfer, substantially in the form attached hereto as Exhibit B-2, which certificate must be countersigned by the Securitization Sponsor. Upon receipt of the foregoing certifications or opinion, as applicable, the Preferred Share Registrar and the Preferred Share Paying Agent shall, subject to Section 2.4 and the other provisions of this Section 2.5, reflect all or any such portion of the EHRI in the name of the prospective transferee.

Any purported transfer or exchange in violation of the foregoing requirements shall be null and void ab initio.

(b)            No Preferred Shares may be offered, sold, delivered or transferred (including, without limitation, by pledge or hypothecation) except to (i) (A) a non-U.S. Person in accordance with the requirements of Regulation S or (B) both (x) either (A) a Qualified Institutional Buyer or (B) a person (other than any rating organization rating the Issuer’s securities) involved in the organization or operation of the Issuer or an “affiliate” (as defined in Rule 405 under the Securities Act) of such a person and (y) a Qualified Purchaser, and (ii) in accordance with any other applicable law.

(c)            No Preferred Shares may be offered, sold or delivered within the United States or to, or for the benefit of, U.S. Persons except in accordance with Rule 144A or an exemption from the registration requirements of the Securities Act, to Persons that are Qualified

Purchasers and are (i) purchasing for their own account or for the accounts of one or more Qualified Institutional Buyers or (ii) a person (other than any rating organization rating the Issuer’s securities) involved in the organization or operation of the Issuer or an “affiliate” (as defined in Rule 405 under the Securities Act) of such a person for which the purchaser is acting as a fiduciary or agent. Preferred Shares may be sold or resold, as the case may be, in offshore transactions to non-U.S. Persons in reliance on Regulation S. None of the Issuer, the Preferred Share Paying Agent, the Preferred Share Registrar or any other Person may register the Preferred Shares under the Securities Act or any state securities laws or the applicable laws of any other jurisdiction.

(d)            No transfer of Preferred Shares to a proposed transferee that is or will be, or is acting on behalf of or using any assets of any Person that is or will become, a Benefit Plan Investor shall be effective, and the Preferred Share Paying Agent shall not process or recognize any such transfer.

Beneficial interests in Preferred Shares may not at any time be acquired or held by or on behalf of a Benefit Plan Investor.

No transfer of Preferred Shares or any interest therein shall be effective, and the Issuer and the Preferred Share Paying Agent will not recognize any such transfer, if the transferee’s acquisition, holding or disposition of such interest constitutes or shall constitute or otherwise result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a plan subject to Similar Law, a violation of Similar Law) unless an exemption is available (all of the conditions of which have been satisfied) or any other violation of an applicable requirement of ERISA, the Code or other applicable law.

Notwithstanding anything contained herein to the contrary, the Preferred Share Paying Agent and the Preferred Share Registrar shall not be responsible for ascertaining whether any transfer complies with the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, applicable Similar Law or the Investment Company Act; provided, that if a Purchaser Certificate is specifically required by the express terms of this Section 2.5 to be delivered to the Preferred Share Paying Agent, the Preferred Share Paying Agent shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the terms of this Agreement and shall promptly notify the party delivering the same if such Purchaser Certificate does not comply with such terms.

(e)            Transfers and exchanges of Preferred Share Certificates, in whole or in part, shall only be made in accordance with this Section 2.5(e). Any purported transfer or exchange in violation of the following requirements shall be null and void ab initio, the Issuer shall not execute and the Preferred Share Paying Agent shall not deliver Preferred Share Certificates with respect to the transfer or exchange and the Preferred Share Registrar shall not register any such purported transfer or exchange.

(i)            Transfer—Preferred Share Certificate to Preferred Share Certificate. If a Holder of a Preferred Share Certificate wishes at any time to transfer such Preferred Share Certificate to a Person that will take delivery in the form of Preferred Share Certificates, such Holder may transfer or cause the transfer of such interest for an equivalent interest in one or more Preferred Share Certificates (in Authorized Denominations), but only upon delivery of the documents set forth in the following sentence. Upon receipt by the Preferred Share Paying Agent of:

(A)            the Preferred Share Certificates properly endorsed for assignment to the transferee; and

(B)            a Purchaser Certificate;

the Preferred Share Paying Agent shall cancel such Preferred Share Certificates, authenticate such new Preferred Share Certificate and arrange for new Preferred Share Certificates to be executed by the Issuer and, upon the Preferred Share Paying Agent’s receipt of such executed Preferred Share Certificates, the Preferred Share Paying Agent shall deliver one or more Preferred Share Certificates registered in the name and number specified in the Purchaser Certificate (the aggregate number of such Preferred Shares being equal to the interest delivered to the Preferred Share Paying Agent) and in Authorized Denominations. The Preferred Share Paying Agent shall record the exchange on the duplicate share register and instruct the Preferred Share Registrar to, and the Preferred Share Registrar shall upon such instruction, record the transfer in the Preferred Share Register.

(ii)            Exchange—Preferred Share Certificate to Preferred Share Certificate. If a Holder of a Preferred Share Certificate wishes at any time to exchange such Preferred Share Certificate for one or more Preferred Share Certificates, such Holder may exchange or cause such exchange for an equivalent interest in one or more Preferred Share Certificates (in Authorized Denominations), but only upon delivery of the documents set forth in the following sentence. Upon receipt by the Preferred Share Paying Agent of:

(A)            the Preferred Share Certificates properly endorsed for exchange; and

(B)            a Purchaser Certificate;

the Preferred Share Paying Agent shall cancel such Preferred Share Certificates, authenticate such new Preferred Share Certificate and arrange for new Preferred Share Certificates to be executed by the Issuer and, upon the Preferred Share Paying Agent’s receipt of such executed Preferred Share Certificates, the Preferred Share Paying Agent shall deliver one or more Preferred Share Certificates, registered in the names and numbers specified in the Purchaser Certificate (the aggregate number of Preferred Shares being equal to the number of Preferred Shares delivered to the Preferred Share Paying Agent) and in Authorized Denominations. The Preferred Share Paying Agent shall record the exchange on the duplicate share register and instruct the Preferred Share Registrar to, and the Preferred Share Registrar shall upon such instruction, record the exchange in the Preferred Share Register.

(f)            Preferred Share Certificates shall bear a legend substantially in the form set forth in Exhibit A unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel, as may be reasonably required by the Issuer to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A under, Section 4(a)(2) of, or Regulation S under, the Securities Act, as applicable, and to ensure that neither the Issuer nor the pool of Collateral becomes an investment company required to be registered under the Investment Company Act. Preferred Share Certificates that are delivered to the Preferred Share Paying Agent by or on behalf of the Issuer without such legend shall be conclusive evidence that the Issuer has satisfied any conditions precedent, and the Preferred Share Paying Agent shall have no obligation to determine whether such legend is required. The Preferred Share Paying Agent shall not be required to make any representation or warranty to the validity of any Preferred Share, except to the extent of its own signature thereon. Upon provision of such satisfactory evidence to the Issuer, the Preferred Share Paying Agent, at the direction of the Issuer, shall deliver Preferred Share Certificates that do not bear such applicable legend.

(g)            The Preferred Share Registrar may rely conclusively on any directions given by the Issuer or the Preferred Share Paying Agent in accordance with this Agreement without further review, to effect the transfer of Preferred Shares by making all necessary entries in the Preferred Share Register and shall have no liability for acting in reliance on any such directions.

(h)            Notwithstanding anything contained herein to the contrary, at all times, if a transfer of all or any portion of the EHRI after the Closing Date is to be made, then the Preferred Share Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) a certification from such Holder’s prospective transferee and (ii) a certification from the Holder of the EHRI desiring to effect such transfer, each, in form and substance, acceptable to the Securitization Sponsor. Upon receipt of the foregoing certifications, the Preferred Share Registrar shall, subject to this Section 2.5, reflect such EHRI in the name of the prospective transferee.

Section 2.6.          [Reserved]

Section 2.7.          Non-Permitted Holders.

(a)            Notwithstanding any other provision in this Agreement, any transfer of a beneficial interest in Preferred Shares to a Non-Permitted Holder shall be null and void ab initio and any such purported transfer of which the Issuer or the Preferred Share Paying Agent shall have notice may be disregarded by the Issuer and the Preferred Share Paying Agent for all purposes at any time after either of them learns that any Person is or has become a Non-Permitted Holder.

(b)            If any Non-Permitted Holder becomes the beneficial owner of Preferred Shares, the Issuer shall, promptly after discovery of any such Non-Permitted Holder by the Issuer or the Preferred Share Paying Agent (and notice by the Preferred Share Paying Agent to the Issuer, if the Preferred Share Paying Agent makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its Preferred Shares or interest to a Person that is not a Non-Permitted Holder within 30 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such Preferred Shares or interest, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Preferred Shares or interest in Preferred Shares to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer may retain an investment bank to act on the Issuer’s behalf or request one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Preferred Shares, and the Issuer will sell such Preferred Shares or interest to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion. Each Holder of Preferred Shares, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the applicable Preferred Shares, agrees to cooperate with the Issuer and the Preferred Share Paying Agent to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, Preferred Share Registrar or the Preferred Share Paying Agent shall be liable to any Person having an interest in the Preferred Shares sold as a result of any such sale or the exercise of such discretion.

Section 2.8.          Certain Tax Matters.

(a)            The Issuer, and each Holder by acceptance of such Preferred Shares, each agree, where permitted by applicable law and unless the Issuer is a Qualified REIT Subsidiary, to treat such Preferred Shares as an equity interest in the Issuer for U.S. federal, State and local income and franchise tax purposes.

(b)            The Issuer and the Preferred Share Paying Agent agree that they do not intend for this Agreement to represent an agreement to enter into a partnership, a joint venture or any other business entity for U.S. federal income tax purposes. The Issuer and the Preferred Share Paying Agent shall not represent or otherwise hold themselves out to the IRS or other third parties as partners in a partnership or members of a joint venture or other business entity for U.S. federal income tax purposes.

(c)            The Issuer shall not elect to be treated as a partnership and neither the Issuer, nor the Preferred Share Paying Agent shall file or cause to be filed any U.S. federal, State or local partnership tax return with respect to this Agreement.

(d)            The Issuer shall take all actions necessary or advisable to allow the Issuer to comply with FATCA, including, appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer pursuant to FATCA. The Issuer shall provide any certification or documentation (including the applicable IRS Form W-9 (or if required, the applicable IRS Form W-8) or any successor form) to any payor (as defined in FATCA) from time to time as provided by law to minimize U.S. withholding tax under FATCA.

(e)            Upon written request, the Preferred Share Paying Agent shall provide to the Issuer or any agent thereof any information specified by such parties regarding the Holders and payments on the Preferred Shares that is reasonably available to the Preferred Share Paying Agent, and may be necessary for compliance with FATCA, subject in all cases to confidentiality provisions.

Section 2.9.          Provisions of the Indenture and Servicing Agreement.

Each Holder of the Preferred Shares, by its acceptance of the Preferred Shares issued hereunder, agrees to be bound by the provisions of the Indenture and Servicing Agreement relating to the Preferred Shares. Notwithstanding the foregoing, the Issuer may, without the consent of any party other than any Holder of Preferred Shares affected thereby, reorganize the Preferred Shares with different or additional classes or components so long as the aggregate liquidation preference of the Preferred Shares and their aggregate entitlement to dividends and distributions is not increased, and the Issuer may amend its organizational documents to effect such reorganization of Preferred Shares.

ARTICLE III.

DISTRIBUTIONS TO THE HOLDERS

Section 3.1.          Disbursement of Funds.

(a)            The Class P Preferred Shares outstanding will have an aggregate stated redemption price from time to time equal to the Aggregate Outstanding Portfolio Balance minus the Aggregate Outstanding Amount of all Classes of Notes (the “Class P Preferred Shares Stated Redemption Price”). The Class P Preferred Shares will have a stated dividend rate equal to the weighted average of the interest rates on the Collateral Interests with respect to the related Interest Accrual Period, expressed on an actual/360 basis. Such dividend rate will be applied to the outstanding Class P Preferred Share Notional Amount.

(b)            The Class X Preferred Shares outstanding will have a notional amount from time to time equal to the outstanding Class P Preferred Share Notional Amount (the “Class X Preferred Share Notional Amount”). The Class X Preferred Shares will have a stated dividend rate of the Class X Preferred Rate. Such dividend rate will be applied to the outstanding Class X Preferred Share Notional Amount.

(c)            The Class R Preferred Shares will be entitled to any amount remaining after all distributions to the Class P Preferred Shares and the Class X Preferred Shares (including, without limitation, any accrued and unpaid dividends and Class P Preferred Shares Stated Redemption Price) have been made in accordance with the priority of distribution described herein.

(d)            Subject to Section 3.2, on each Payment Date (including any Redemption Date and the Stated Maturity Date) the Preferred Share Paying Agent shall apply the Available Funds to make payment (i) of dividends and (ii) with respect to any Redemption Date or Stated Maturity Date, the Redemption Price, to each Holder on the relevant Record Date, on a pro rata basis and in accordance with the priority of distribution described herein.

(e)            Notwithstanding the foregoing, in accordance with the provisions of Section 12.2(b) of the Indenture and at any time when the Retention Holder holds 100% of the Preferred Shares, the Retention Holder may designate all or any portion of the Available Funds, which would otherwise be distributed to the Preferred Share Paying Agent for payment on the Preferred Shares, for deposit into the Preferred Share Distribution Account as a contribution to the Issuer. Any such amounts paid to the Issuer as a contribution shall be deemed for all purposes as having been paid to the Preferred Share Paying Agent pursuant to the Priority of Payments in the Indenture.

(f)            Payments will be made by wire transfer to a U.S. dollar account maintained by such Holder as notified to the Preferred Share Paying Agent or, in the absence of such notification, by U.S. dollar check delivered by first class mail to the Holder at its address of record.

The Preferred Share Registrar shall, upon request, provide the Preferred Share Paying Agent with a certified list of the Holders and all relevant information regarding the Holders as the Preferred Share Paying Agent may require promptly and in each case no later than five Business Days after receipt of such request (or each relevant Record Date, if sooner or if no such request is made); provided, that in no event shall the Preferred Share Registrar be expected to respond in less than two Business Days from receipt of such request.

(g)            Subject to Section 3.1(d), the Preferred Share Paying Agent shall distribute all amounts to be paid in accordance with the Priority of Payments to the holders of the Preferred Shares as follows:

(i)            Interest Proceeds. On each Payment Date, Available Funds that constitute Interest Proceeds under the Indenture shall be distributed in the following order of priority:

(A)            to the Class P Preferred Shares, to the extent of accrued and unpaid dividends thereon;

(B)            to the Class X Preferred Shares, to the extent of accrued and unpaid dividends thereon; and

(C)            to the Class R Preferred Shares, the remaining Interest Proceeds (if any) in the Preferred Share Distribution Account.

(ii)            Principal Proceeds. On each Payment Date, Available Funds that constitute Principal Proceeds under the Indenture shall be distributed in the following order of priority:

(A)            to the Class P Preferred Shares, pro rata based on the aggregate Class P Preferred Shares Notional Amount, in partial redemption thereof, until the Class P Preferred Shares Notional Amount has been reduced to zero;

(B)            to the Class X Preferred Shares, (1) any accrued and unpaid dividends thereon (to the extent not paid pursuant to clause (g)(i)(B) above), plus (2) $1,000, until such amount has been reduced to zero; and

(C)            to the Class R Preferred Shares, the remaining Principal Proceeds (if any) in the Preferred Share Distribution Account.

Section 3.2.          Condition to Payments.

(a)            As a condition to payment of any amount hereunder without the imposition of U.S. withholding tax, the Preferred Share Paying Agent, on behalf of the Issuer, shall require certification acceptable to it to enable the Issuer and the Preferred Share Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of the Preferred Shares under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under such law or regulation. Without limiting the foregoing, as a condition to any payment on the Preferred Shares without U.S. federal back-up withholding, the Issuer shall require the delivery of properly completed and signed applicable U.S. federal income tax certifications (generally, an IRS Form W-9 (or applicable successor form) in the case of a Person that is a “United States person” as defined in the Code or an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), in the case of a Person that is not a “United States person” within the meaning of the Code). In addition, the Issuer or any of its agents shall require, as a condition to payment without the imposition of U.S. withholding tax under FATCA, (i) complete and accurate information and documentation that may be required to enable the Issuer or any of its agents to comply with FATCA and (ii) each Holder to agree that the Issuer and/or any of its agents may (1) provide such information and documentation and any other information concerning its investment in the Preferred Shares to the Cayman Islands Tax Information Authority (including a properly completed and executed “Entity Self-Certification Form” or “Individual Self-Certification Form” (in the forms published by the Cayman Islands Department for International Tax Cooperation, which forms can be obtained at https://www.ditc.ky/crs/crs-legislation-resources/))), the U.S. Internal Revenue Service and any other relevant tax authority and (2) take any other actions necessary for the Issuer or the Co-Issuer to comply with FATCA or necessary to provide to the Cayman Islands Tax Information Authority pursuant to the Cayman Islands Tax Information Authority Act (As Revised) and the Organisation for Economic Co-operation and Development’s Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard (each as amended) (including any implementing legislation, rules, regulations and guidance notes with respect to such laws).

Amounts properly withheld under the Code or other applicable law by any Person from a payment of dividends to any Holder shall be considered as having been paid by the Issuer to such Holder for all purposes of this Agreement.

(b)            [Reserved]

(c)            Notwithstanding anything in this Agreement to the contrary, distributions of Available Funds on any Payment Date (including any Redemption Date or the Stated Maturity Date), shall be subject to the Issuer being solvent under Cayman Islands law (defined as the Issuer being able to pay its debts as they become due in the ordinary course of business) immediately prior to, and after giving effect to, such payment as determined by the Issuer.

(d)            If the Issuer determines that the condition set forth in subsection (c) above is not satisfied with respect to any portion of the Available Funds on such Payment Date, the Issuer shall instruct the Preferred Share Paying Agent in writing on or before one Business Day prior to such Payment Date that such portion should not be paid, and the Preferred Share Paying Agent shall not pay the same until the first succeeding Payment Date or, in the case of any payments which would otherwise be payable on any Redemption Date or the Stated Maturity Date, until the first succeeding Business Day, upon which the Issuer notifies the Preferred Share Paying Agent in writing that each condition is satisfied. Any amounts so retained will be held in the Preferred Share Distribution Account until such amounts are paid, subject to the availability of such funds under Cayman Islands law to pay any liability of the Issuer. In the absence of such notification from the Issuer, the Preferred Share Paying Agent may conclusively assume that the condition set forth in subsection (c) has been satisfied and shall pay the amounts due under this Agreement.

Section 3.3.          The Preferred Share Distribution Account.

The Preferred Share Paying Agent shall, prior to the Closing Date, establish a single, segregated, non-interest bearing trust account, which shall be designated as the “Preferred Share Distribution Account” for the benefit of the Issuer (the “Preferred Share Distribution Account”).  The Preferred Share Paying Agent shall promptly credit all Available Funds to the Preferred Share Distribution Account. All sums payable by the Preferred Share Paying Agent hereunder shall be paid out of the Preferred Share Distribution Account. For the avoidance of doubt, the Preferred Share Distribution Account (and interest, if any, earned on amounts on deposit therein) shall be owned by the Issuer (or the related REIT so long as the Issuer is a Qualified REIT Subsidiary) for U.S. federal income tax purposes.

Section 3.4.           Redemption.

The Preferred Shares shall be redeemed (in whole but not in part) by the Issuer at the Redemption Price on any Redemption Date or on the Stated Maturity Date (if not redeemed earlier). Notwithstanding any other provision herein, if no funds are available to pay Holders pursuant to the Indenture and this Agreement, the Issuer may redeem the Preferred Shares (in whole but not in part) for no consideration (i) on any Redemption Date, (ii) on the Stated Maturity Date or (iii) upon an acceleration of the Notes as a result of an Event of Default, as defined in the Indenture.

Section 3.5.           Fees or Commissions in Connection with Disbursements.

All payments by the Preferred Share Paying Agent hereunder shall be made without charging any commission or fee to the Holders.

Section 3.6.            Liability of the Preferred Share Paying Agent in Connection with Disbursements.

(a)            Notwithstanding anything herein, the Preferred Share Paying Agent shall not incur any personal liability to pay amounts due to Holders and shall only be required to make payments, including the payment of dividends, if there are sufficient funds in the Preferred Share Distribution Account to make such payments.

(b)            Except as otherwise required by applicable law, any funds deposited with the Preferred Share Paying Agent and held in the Preferred Share Distribution Account or otherwise held for payment on the Preferred Shares and remaining unclaimed for two years after such payment has become due and payable shall be paid to the Issuer; and the Holder of such Preferred Shares shall thereafter look only to the Issuer for payment of such amounts and all liability of the Preferred Share Paying Agent with respect to such funds (but only to the extent of the amounts so paid to the Issuer) shall thereupon cease. The Preferred Share Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ at the expense of the Issuer any reasonable means of notification of such release of payment, including, but not limited to, arranging with the Preferred Share Registrar for the Preferred Share Registrar to mail notice of such release to Holders whose right to or interest in amounts due and payable but not claimed is determinable from the records of the Issuer or Preferred Share Paying Agent, as applicable, at the last address of record of each such Holder.

ARTICLE IV.

ACCOUNTING AND REPORTS

Section 4.1.          Reports and Notices.

(a)            The Preferred Share Paying Agent shall cause to be made available to the Holders (i) the reports required to be made available by the Note Administrator pursuant to Section 10.12 of the Indenture and (ii) any other reports or notices delivered to the Preferred Share Paying Agent pursuant to the terms of the Indenture.

(b)            The Preferred Share Paying Agent shall notify the Preferred Shareholders of the occurrence of an Event of Default under the Indenture of which it receives notice from the Trustee or the Issuer.

Section 4.2.          Notice of Plan Assets.

The Preferred Share Paying Agent has no duty to investigate whether the assets of the Issuer are reasonably likely to be deemed “plan assets” (within the meaning of the Plan Asset Regulation); however, in the event that any officer within the corporate trust office of the Preferred Share Paying Agent (or any successor thereto) working on matters related to the Issuer has actual knowledge that the assets of the Issuer are “plan assets,” the Preferred Share Paying Agent shall promptly provide notice to the Preferred Share Registrar for forwarding to the Issuer and the Holders.

Section 4.3.          Requests by Independent Accountants.

Upon written request by Independent accountants appointed by the Issuer, the Preferred Share Registrar shall provide to them that information contained in the Preferred Share Register needed for them to provide tax information to the Holders.

Section 4.4.          Rule 144A Information.

At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of a Holder, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information, and deliver such Rule 144A Information to such Holder, to a prospective purchaser designated by such Holder or beneficial owner or to the Preferred Share Paying Agent for delivery to such Holder or a prospective purchaser designated by such Holder, in order to permit required or protective compliance by any such Holder with Rule 144A in connection with the resale of any such Preferred Shares. “Rule 144A Information” shall be information that is required by subsection (d)(4) of Rule 144A.

Section 4.5.          Tax Information.

If the Issuer is no longer a Qualified REIT Subsidiary, the Issuer shall provide (or cause to be provided) to each beneficial owner of Preferred Shares any information that the beneficial owner reasonably requests in order for the beneficial owner to (i) comply with its federal state, or local tax and information returns and reporting obligations, (ii) make and maintain a “qualified electing fund” election (as defined in the Code) with respect to the Issuer (including a “PFIC Annual Information Statement” as described in Treasury Regulation §1.1295-1(g) (or any successor Treasury Regulation or IRS release or notice), including all representations and statements required by such statement), or (iii) comply with filing requirements that arise as a result of the Issuer being classified as a “controlled foreign corporation” for U.S. federal income tax purposes (such information to be provided at such beneficial owner’s expense); provided that the Issuer shall not file, or cause to be filed, any income or franchise tax return in the United States or any state of the United States unless it shall have obtained advice from Dechert LLP, Skadden, Arps, Slate, Meagher & Flom LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters prior to such filing that, under the laws of such jurisdiction, the Issuer is required to file such income or franchise tax return.

If required to prevent the withholding or imposition of United States income tax, (i) the Issuer and each beneficial owner shall deliver or cause to be delivered an IRS Form W-9, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or successor applicable form, and (ii) the Issuer, with respect to (as applicable) an item included in the Collateral, shall deliver or cause to be delivered an IRS Form W-9 or IRS Form W-8BEN-E to each issuer, counterparty or Preferred Share Paying Agent at the time such item included in the Collateral is purchased or entered into (or if such item is held at the time that the Issuer ceases to be a Qualified REIT Subsidiary, at that time) and thereafter prior to the expiration or obsolescence of such form.

ARTICLE V.

THE PREFERRED SHARE PAYING AGENT

Section 5.1.      Appointment of Preferred Share Paying Agent.

The Issuer hereby appoints the Bank to act as the Preferred Share Paying Agent, and the Bank hereby accepts such appointment. The Issuer hereby appoints the Administrator to act as the Preferred Share Registrar, and the Administrator hereby accepts such appointment. The Issuer hereby authorizes the Preferred Share Paying Agent and the Administrator to perform their respective obligations as provided in this Agreement.

Section 5.2.      Resignation and Removal.

The Preferred Share Paying Agent may at any time resign as Preferred Share Paying Agent by giving written notice to the Issuer of its resignation, specifying the date on which its resignation shall become effective (which date shall not be less than 60 days after the date on which such notice is given unless the Issuer shall agree to a shorter period). The Issuer may remove the Preferred Share Paying Agent at any time by giving written notice of not less than 60 days to the Preferred Share Paying Agent specifying the date on which such removal shall become effective. Such resignation or removal shall only take effect upon the appointment by the Issuer of a successor Preferred Share Paying Agent and upon the acceptance of such appointment by such successor Preferred Share Paying Agent or, in the absence of such appointment, the assumption of the duties of the Preferred Share Paying Agent by the Issuer; provided, however, that in any event, such resignation or removal shall take effect not later than one year from the date of such notice of resignation or removal. The Issuer shall provide notice to the Rating Agencies of any successor Preferred Share Paying Agent appointed pursuant to this Section 5.2, provided that no such notice shall be required in the event that the successor Preferred Share Paying Agent is a Person succeeding to all or substantially all of the institutional trust services business of the Preferred Share Paying Agent. If the same Person is acting as the Note Administrator under the Indenture and as the Preferred Share Paying Agent hereunder, and the Note Administrator has resigned or has been terminated under the Indenture, then the Preferred Share Paying Agent shall also be deemed to have been resigned or terminated hereunder.

Section 5.3.          Fees; Expenses; Indemnification; Liability.

(a)            Pursuant to, and at the times and to the extent contemplated by the Indenture, the Issuer shall pay to the Preferred Share Paying Agent compensation at such amounts and/or rates as shall be agreed between the Issuer and the Preferred Share Paying Agent and from time to time shall reimburse the Preferred Share Paying Agent for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses), disbursements, and advances incurred or made in accordance with any provisions of this Agreement, except any such expense, disbursement, or advance that may be attributable to its gross negligence, bad faith or willful misconduct. The obligations of the Issuer to the Preferred Share Paying Agent pursuant to the Indenture and this Section 5.3(a) shall survive the resignation or removal of the Preferred Share Paying Agent and the satisfaction or termination of this Agreement.

(b)            The Issuer shall indemnify and hold harmless the Preferred Share Paying Agent, the Preferred Share Registrar and their respective directors, officers, employees, and agents from and against any and all liabilities, costs and expenses (including reasonable legal fees and expenses) relating to or arising out of or in connection with its or their performance under this Agreement, except to the extent that they are caused by the gross negligence, bad faith, or willful misconduct of the Preferred Share Paying Agent or the Preferred Share Registrar, as the case may be, or any of their respective directors, officers, employees and agents. The foregoing indemnity includes, but is not limited to, any action taken or omitted in good faith within the scope of this Agreement upon telephone, email or other electronically transmitted instructions, if authorized herein, received from or reasonably believed by the Preferred Share Paying Agent or the Preferred Share Registrar, as the case may be, acting in good faith, to have been given by, an Authorized Officer of the Issuer. This indemnity shall be payable in accordance with the Priority of Payments set forth in the Indenture and shall survive the resignation or removal of the Preferred Share Paying Agent or the Preferred Share Registrar, as the case may be, and the satisfaction or termination of this Agreement.

(c)            The Preferred Share Paying Agent shall carry out its duties hereunder in good faith and without gross negligence or willful misconduct. None of the Preferred Share Paying Agent, the Preferred Share Registrar or their respective directors, officers, employees or agents shall be liable for any act or omission hereunder except in the case of gross negligence, bad faith, or willful misconduct of the Preferred Share Paying Agent or the Preferred Share Registrar, as the case may be, or any of their respective directors, officers, employees or agents, in violation of its duties under this Agreement. The duties and obligations of the Preferred Share Paying Agent and the Preferred Share Registrar, as the case may be, and their respective employees or agents shall be determined solely by the express provisions of this Agreement, and they shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them. The Preferred Share Paying Agent and the Preferred Share Registrar, as the case may be, may consult with counsel and shall be protected in any action reasonably taken in good faith in accordance with the advice of such counsel. Notwithstanding anything contained herein, in no event shall the Preferred Share Paying Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Preferred Share Paying Agent has been advised of such loss or damage and regardless of the form of action.

(d)            Each of the Preferred Share Paying Agent and the Preferred Share Registrar may rely conclusively on any notice, certificate or other document furnished to it hereunder and reasonably believed by it in good faith to be genuine. Neither the Preferred Share Paying Agent nor the Preferred Share Registrar shall be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it in good faith pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. The Preferred Share Paying Agent and the Preferred Share Registrar shall in no event be liable for the application or misapplication of funds by any other Person, or for the acts or omissions of any other Person. The Preferred Share Paying Agent and the Preferred Share Registrar shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided that, if the form thereof is prescribed by this Agreement, the Preferred Share Paying Agent and the Preferred Share Registrar shall examine the same to determine whether it conforms on its face to the requirements hereof. The Preferred Share Paying Agent and the Preferred Share Registrar may exercise or carry out any of its duties under this Agreement either directly or indirectly through agents or attorneys, and shall not be responsible for any acts or omissions on the part of any such agent or attorney appointed with due care. To the extent permitted by applicable law, the Preferred Share Paying Agent and the Preferred Share Registrar shall not be required to give any bond or surety in the execution of its duties. The Preferred Share Paying Agent and the Preferred Share Registrar shall not be deemed to have knowledge or notice of any matter unless actually known to an Authorized Officer of the Preferred Share Paying Agent the Preferred Share Registrar, as applicable, or unless the Preferred Share Paying Agent or the Preferred Share Registrar, as the case may be, has received written notice thereof from the Issuer, the Note Administrator, the Trustee or the Holder of a Preferred Share.

ARTICLE VI.

[RESERVED]

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.1.          Amendment.

This Agreement may not be amended by any party hereto except (i) in writing executed by each party hereto and (ii) with the prior written consent of Holders of a Majority of the Preferred Shares.

Section 7.2.          Notices; Rule 17g-5 Procedures.

(a)            Except as otherwise expressly provided herein, any notice or other document provided or permitted by this Agreement or the Indenture to be made upon, given or furnished to, or filed with any of the parties hereto shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing and mailed by certified mail, return receipt requested, hand delivered, sent by courier service guaranteeing delivery within two Business Days or transmitted by electronic mail or facsimile in legible form at the following addresses. Any such notice shall be deemed delivered upon receipt unless otherwise provided herein.

(i)            to the Preferred Share Paying Agent at Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland, 21045-1951 Attention: Corporate Trust Services (CMBS), GPMT 2021-FL3, or at any other address previously furnished in writing by the Preferred Share Paying Agent;

(ii)            to the Issuer at c/o MaplesFS Limited, PO Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands, or at any other address previously furnished in writing by the Issuer; or

(iii)           to the Preferred Share Registrar at MaplesFS Limited, PO Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands, or at any other address previously furnished in writing by the Preferred Share Registrar.

(b)            Each of the parties hereto agrees that (i) it will not orally communicate information to the Rating Agencies for purposes of determining the initial credit rating of the Notes or undertaking surveillance of the Notes unless such oral communication is summarized in writing and the summary is promptly delivered to the 17g-5 Information Provider to be posted on the 17g-5 Website pursuant to the Indenture, and (ii) it shall cause any notice or other written communication provided by such Person to the Rating Agencies to be delivered to the 17g-5 Information Provider at 17g5informationprovider@wellsfargo.com for posting to the 17g-5 Website prior to its delivery to the Rating Agencies, and otherwise comply with the Rule 17g-5 Procedures set forth in Section 14.13 of the Indenture.

Section 7.3.         Governing Law; Waiver of Jury Trial.

THIS AGREEMENT AND ALL DISPUTES ARISING HEREFROM OR RELATING HERETO SHALL BE GOVERNED IN ALL RESPECTS (WHETHER IN CONTRACT OR IN TORT) BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

THE PREFERRED SHARES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE CAYMAN ISLANDS.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY

IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.4.          Submission to Jurisdiction

THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES OR THIS INDENTURE, AND THE ISSUER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE ISSUER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE ISSUER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO IT AT THE OFFICE OF THE ISSUER’S SET FORTH IN SECTION 7.2. EACH OF THE ISSUER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 7.5.         Non-Petition; Limited Recourse.

None of the Preferred Share Paying Agent, the Preferred Share Registrar or any Holder may, prior to the date which is one year (or if longer the applicable preference period then in effect) plus one day after the payment in full of the Notes, institute against, or join any other Person in instituting against, the Issuer, the Co-Issuer or any Permitted Subsidiary any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws of any jurisdiction.

Notwithstanding any other provisions of this Agreement, recourse in respect of any obligations of the Issuer hereunder arising from time to time and at any time will be limited to the cash proceeds of the Collateral at such time as applied in accordance with the Priority of Payments and, on the exhaustion thereof, all obligations of, and any remaining claims against, the Issuer arising from this Agreement or any transactions contemplated hereby shall be extinguished and shall not thereafter revive. The obligations of the Issuer hereunder are solely corporate obligations of the Issuer and no action shall be taken against any of the directors, officers, employees, shareholders, affiliates or incorporators of the Issuer in connection with such obligations.

Each Holder of an interest in any Preferred Share, by the acceptance of its interest, shall be deemed to have irrevocably (i) agreed that the Designated Transaction Representative shall have no liability for any action taken or omitted by it or its agents in the performance of its role as Designated Transaction Representative and (ii) released the Designated Transaction

Representative from any claim or action whatsoever relating to its performance as Designated Transaction Representative.

The provisions of this Section 7.5 shall survive termination of this Agreement for any reason whatsoever.

Section 7.6.     No Partnership or Joint Venture.

The Issuer, the Preferred Share Registrar and the Preferred Share Paying Agent are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 7.7.     Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case, to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Agreement. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, we have set our hands as of the date first written above.

GPMT 2021-FL3, LTD.,
as Issuer

By:	/s/ Michael J. Karber
	Name:	Michael J. Karber
	Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

GPMT 2021-FL3 – Preferred Share Paying Agency Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Preferred Share Paying Agent

By:	/s/ Dawn Matlock
	Name:	Dawn Matlock
	Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

GPMT 2021-FL3 – Preferred Share Paying Agency Agreement

MAPLESFS LIMITED, as Preferred Share Registrar and Administrator

By:	/s/ Christopher Watler
	Name	Christopher Watler
	Title:	Authorised Signatory

GPMT 2021-FL3 – Preferred Share Paying Agency Agreement